Agreement


This Agreement is entered into as of December 30, 1998, by and between Frank Kavanaugh and Imaging Technologies Corporation ("ITEC").

ITEC is indebted to Frank Kavanaugh in the amount of $90,000 for accrued salaries and reduction of current employment agreement.

In accordance with this Agreement, Frank Kavanaugh agrees to convert the full amount of Ninety Thousand Dollars ($90,000) into One Hundred Eighty Thousand (180,000) shares of ITEC Common Stock to be issued in the name of DK Capital. These shares shall be made part of the next registration statement to be filed by ITEC, which the Company expects to file by March 31, 1999.



Frank Kavanaugh

/s/ Frank Kavanaugh
----------------------------------
Frank Kavanaugh


Imaging Technologies Corporation:

/s/ Brian Bonar
----------------------------------
Brian Bonar
Chief Executive Officer

February 25, 1999



Imaging Technologies Corporation
11031 Via Frontera
San Diego, CA 92127


Re:  Our Agreement of December 28, 1998



Gentlemen:

         Please be advised that I have assigned all of my rights under the subject agreement to DK Capital and hereby request that all stock to be issued to me under that agreement be issued in the name of DK Capital.


Very truly yours,


/s/ Frank P. Kavanaugh
    Frank P. Kavanaugh



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